INVESTOR CONTACT
Bruce R. Foster
4Kids Entertainment, Inc.
(646) 822 – 4258
bfoster@4kidsent.com

4Kids Entertainment Receives Favorable Decision in Yu-Gi-Oh! Litigation

Trial Court Determines that Company’s Yu-Gi-Oh! License Agreement Remains in Effect;
Audit Claims against 4Kids Ruled “Meritless”

(January 5, 2012) – 4Kids Entertainment, Inc. (Pink Sheets: KIDEQ), the global children’s entertainment and merchandise licensing company, announced today that on December 29, 2011, the United States Bankruptcy Court for the Southern District of New York ruled in favor of  4Kids in the first phase of the trial of the lawsuit brought by the licensors of the Yu-Gi-Oh! property, Asatsu-DK Inc. (“ADK”) and TV Tokyo Corporation, (collectively, the “Plaintiffs”) against 4Kids.

In its 154 page decision, the Court ruled that the Yu-Gi-Oh! property license agreement (“Yu-Gi-Oh Agreement”) between the Plaintiffs and 4Kids was not effectively terminated by the Plaintiffs prior to the 4Kids’ bankruptcy filing on April 6, 2011; rather, the Yu-Gi-Oh! Agreement remains in full force and effect and is property of the 4Kids’ bankrupt estate. In addition, the Court’s opinion carefully considered each of the Plaintiffs’ nine audit findings totaling over $4.8 million and concluded that audit findings totaling approximately 99% of the amount claimed by the Plaintiffs were “meritless.”  The remaining two audit claims totaling $47,825.17, which 4Kids does not dispute, were offset by the roughly $1.8 million credit balance in favor of 4Kids as of March 24, 2011, the date that the Plaintiffs sent 4Kids the notice of termination.

The decision also questioned the Plaintiffs’ “good faith” in purporting to terminate the Yu-Gi-Oh! Agreement on the basis of dubious audit claims and dismissed the Plaintiffs’ breach of trust allegation against 4Kids commenting that “if anyone is the victim of a breach of trust in this matter it is 4Kids."  The second phase of the trial to determine the damages payable to 4Kids arising from Plaintiffs’ purported termination of the Yu-Gi-Oh! Agreement has not been scheduled but is expected to commence as early as the first quarter of 2012.

“We are very pleased with the Court’s decision which confirms that the Plaintiffs’ purported termination of the Yu-Gi-Oh! Agreement was wrongful and that the Plaintiffs’ audit claims were baseless,” said Michael Goldstein, interim Chairman of 4Kids.  “We are hopeful that members of the Yu-Gi-Oh! Consortium will take note of the Court’s detailed findings and work with 4Kids to put this matter behind us so that all parties can work together constructively for the continued success of the Yu-Gi-Oh! brand. We would also like to thank our many clients and business partners for their support and understanding,” concluded Goldstein.

About 4Kids Entertainment, Inc.
With U.S. headquarters in New York City, and international offices in London, 4Kids Entertainment, Inc. (Pink Sheets: KIDEQ) is a global organization devoted to the creation, development, production, broadcasting, distribution, licensing and manufacturing of children’s entertainment products.

Through its subsidiaries, 4Kids produces animated television series and films, distributes 4Kids’ produced or licensed animated television series for the domestic and international television and home video markets, licenses merchandising rights worldwide to 4Kids’ owned or represented properties, operates Websites to support 4Kids’ owned or represented properties. Additionally, the Company programs and sells the national advertising time in “The CW4Kids” five-hour Saturday morning block on The CW television network.

Additional information is available on the www.4KidsEntertainment.com corporate Website and at the www.4Kids.tv game station site.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company's control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company's properties and other factors could cause actual results to differ materially from the Company's expectations.